Exhibit-99.B(m)(5)(b)

SCHEDULE I
To the Shareholder Servicing Plan dated June 5, 1995 of The Victory Portfolios

1.	Balanced Fund, Class A Shares
2.	Core Bond Fund (formerly, Intermediate Income Fund)
3.	Diversified Stock Fund, Class A Shares
4.	Established Value Fund, Class A Shares
5.	Federal Money Market Fund, Select Shares
6.	Financial Reserves Fund, Class A Shares
7.	Focused Growth Fund, Class A Shares
8.	Fund for Income, Class A Shares
9.	Government Reserve Fund (formerly Gradison Government Reserve), Select Shares
10.	Institutional Money Market Fund, Select Shares
11.	Investment Grade Convertible Fund (formerly, Convertible Fund), Class A
12.	National Municipal Bond Fund, Class A Shares
13.	Ohio Municipal Bond Fund, Class A Shares
14.	Ohio Municipal Money Market Fund, Class A Shares
15.	Prime Obligations Fund, Class A Shares
16.	Small Company Opportunity Fund, Class A Shares
17.	Special Value Fund, Class A Shares
18.	Stock Index Fund, Class A* and Class R Shares
19.	Tax-Free Money Market Fund, Class A Shares
20.	Value Fund, Class A Shares

Amended as of December 5, 2007.

*              Effective March 1, 2004, Class A shares of the Stock Index Fund bear a maximum 0.15% shareholder servicing fee.